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                                                                    Exhibit 3.01


                 RESTATED ARTICLES OF EQUITABLE RESOURCES, INC.

                        (As Amended Through May 18, 1999)


                ------------------------------------------------



         The following is a Composite Copy of the Articles of Equitable Resources, Inc., as restated effective August 7, 1981, and as amended effective June 23, 1982, January 13, 1984, October 1, 1984, June 12, 1987, May 27, 1993,
May 8, 1996, and May 18, 1999.

FIRST: The name of the Company is EQUITABLE RESOURCES, INC.

SECOND: The location and post office address of its current registered office in the Commonwealth of Pennsylvania is One Oxford Centre, Suite 3300, 301 Grant Street, City of Pittsburgh, 15219, County of Allegheny.

THIRD: The purposes for which the Company is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania are to engage in, and to do any lawful act concerning, any or all lawful business for which corporations may be incorporated under said Business Corporation Law, including but not limited to:

                  A. the supply of heat, light and power to the public by any means;

                  B. the production, purchase, generation, manufacture, transmission, transportation, storage, distribution and supplying of natural or artificial gas, steam or air conditioning, electricity, or any combination thereof to or for the public; and

                  C. manufacturing, processing, owning, using and dealing in personal property of every class and description, engaging in research and development, the furnishing of services, and acquiring, owning, using and disposing of real property of every nature whatsoever.

FOURTH: The term of the Company's existence shall be perpetual.

FIFTH: The aggregate number of shares which the Company shall have authority to issue shall be:

                  (a) 3,000,000 shares of Preferred Stock, without par value;
         and

                  (b) 80,000,000 shares of Common Stock, without par value.

The designations, preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the Preferred Stock and of the Common Stock of the Company, and a statement of the authority hereby vested in the Board of Directors of the Company to fix and determine the designations, preferences, qualifications, limitations, restrictions, and special or relative rights in respect of all series of the Preferred Stock shall be as follows:


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                         DIVISION A THE PREFERRED STOCK

         1.1 PREFERRED STOCK. The Preferred Stock may be divided into and issued in series. The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of the Preferred Stock into series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the designation and the relative rights and preferences of the series so established, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, including, but not limited to, the variations between different series in the following respects:

                  (a) the distinctive serial designation of such series;

                  (b) the annual dividend rate for such series, and the date or dates from which dividends shall commence to accrue;

                  (c) the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

                  (d) the provisions for a sinking, purchase or similar fund, if any, for the redemption or purchase of shares of such series;

                  (e) the preferential amount or amounts payable upon shares of such series in the event of the voluntary or involuntary liquidation of the Company;

                  (f) the voting rights, if any, of shares of such series;

                  (g) the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of securities of the Company into which such shares may be converted;

                  (h) the relative seniority, parity or junior rank of such series with respect to other series of Preferred Stock then or thereafter to be issued; and

                  (i) such other terms, limitations and relative rights and preferences, if any, of shares of such series as the Board of Directors may, at the time of such resolutions, lawfully fix and determine under the laws of the Commonwealth of Pennsylvania.


                  DIVISION B PROVISIONS APPLICABLE TO BOTH THE
                      PREFERRED STOCK AND THE COMMON STOCK

         2.1 VOTING RIGHTS. Except as provided in this Section 2.1, the holders of the Common Stock shall have exclusive voting rights for the election of Directors and for all other purposes and shall be entitled to one vote for each share held.

         The holders of the Preferred Stock shall have no voting rights except as may be provided with respect to any particular series of the Preferred Stock by the Board of Directors pursuant to Subdivision 1.1 of Division A hereof. On any matter on which the holders of the Preferred Stock shall be entitled to


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vote, they shall be entitled to vote as established by the Board of Directors pursuant to Subdivision 1.1 of Division A hereof.

         In all elections for Directors, every stockholder entitled to vote shall have the right, in person or by proxy, to multiply the number of votes to which such stockholder may be entitled by the number of Directors for the election of whom he is entitled to vote at such meeting, and such stockholder may cast the whole number of such votes for one candidate or may distribute them among any two or more candidates. The candidates receiving the highest number of votes up to the number of Directors to be elected shall be elected. The foregoing provisions of this paragraph shall not be changed with respect to any class of stock unless the holders of record of not less than two-thirds of the number of shares of such class of stock then outstanding shall consent thereto in writing or by voting therefor in person or by proxy at the meeting of stockholders at which any such change is considered.

         2.2 PRE-EMPTIVE RIGHTS. Upon any issue for money or other consideration of any stock of the Company that may be authorized from time to time, no holder of stock, irrespective of the kind of such stock, shall have any pre-emptive or other right to subscribe for, purchase, or receive any proportionate or other share of the stock so issued, but the Board of Directors may dispose of all or any portion of such stock as and when it may determine, free of any such rights, whether by offering the same to stockholders or by sale or other disposition as said Board may deem advisable; provided, however, that if the Board of Directors shall determine to offer any new or additional shares of Common Stock, or any security convertible into Common Stock, for money, other than (i) by a public offering of all of such shares or offering of all of such shares to or through underwriters or investment bankers who shall have agreed promptly to make a public offering of such shares, or (ii) pursuant to any employee compensation, incentive or other benefit program adopted by the Board of Directors, the same shall first be offered pro rata to the holders of the then outstanding shares of Common Stock of the Company at a price not less favorable than the price at which the Board of Directors issues and disposes of such stock or securities to other than such holders of Common Stock before deducting reasonable commissions or compensation that may be paid by the Company in connection with the sale of any such stock and securities; and provided, further, that the time within which such pre-emptive rights shall be exercised may be limited by the Board of Directors to such time as the said Board may deem proper, not less, however, than ten days after mailing of notice that such stock rights are available and may be exercised. The foregoing provisions of this Subdivision 2.2 shall not be changed unless the holders of record of not less than two-thirds of the number of shares of the Common Stock then outstanding shall consent thereto in writing or by voting therefor in person or by proxy at the meeting of stockholders at which any such change is considered.

         2.3 AMENDMENTS TO BY-LAWS. The Board of Directors may make, amend and repeal the By-Laws with respect to those matters which are not, by statute, reserved exclusively to the shareholders, subject always to the power of the shareholders to change such action as provided herein. No By-Law may be made, amended or repealed by the shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors, in which event (unless otherwise expressly provided in the Articles or the By-Laws) the affirmative vote of not less than a majority of the votes which all shareholders are entitled to cast thereon shall be required.


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         2.4 AMENDMENTS TO ARTICLES. Subject to the voting rights given to any particular series of the Preferred Stock by the Board of Directors pursuant to Subdivision 1.1 of Division A hereof, and except as may be specifically provided to the contrary in any other provision in the Articles with respect to amendment or repeal of such provision, the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, shall be required to amend the Articles of the Company or repeal any provision thereof, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors, in which event (unless otherwise expressly provided in the Articles) the affirmative vote of not less than a majority of the votes which all shareholders are entitled to cast thereon shall be required.

         2.5 GENERAL. The Company may issue and dispose of any of its authorized shares for such consideration as may be fixed by the Board of Directors subject to the laws then applicable and to the provisions of Subdivision 2.2 of this Division B.


                         DIVISION C BOARD OF DIRECTORS;
                       CLASSIFICATION; REMOVAL; VACANCIES

         3.1 The business and affairs of the Company shall be managed by a Board of Directors comprised as follows:

                  (a) The Board of Directors shall consist of not less than 5 nor more than 12 persons, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office.

                  (b) Directors of the Company shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes: Class 1; Class 2; and Class 3, as nearly equal in number as possible. At the special meeting of shareholders at which the amendment adding this Division C shall be adopted, the then current directors shall be assigned to the three classes in accordance with resolutions adopted by the Board of Directors. Class 1 directors shall not be elected at such special meeting but shall continue to hold office until the annual meeting of shareholders in 1984. Class 2 directors shall be elected by shareholders at such special meeting to extended terms of office, to serve until the annual meeting in 1985. Class 3 directors shall be elected by shareholders at such special meeting to extended terms of office, to serve until the annual meeting in 1986. Each class of directors to be elected at such special meeting shall be elected in a separate election. At each succeeding annual meeting of shareholders, the class of directors then being elected shall be elected to hold office for a term of three years. Each director shall hold office for the term for which elected and until his or her successor shall have been elected and qualified.

                  (c) Any director, any class of directors or the entire Board of Directors may be removed from office by shareholder vote at any time, without assigning any cause, but only if shareholders entitled to cast at least 80% of the votes which all shareholders would be entitled to cast at an annual election of directors or of such class of directors shall vote in favor of such removal; PROVIDED, HOWEVER, that no individual director shall be removed without cause (unless the entire Board of Directors or any class of directors be removed) in case the votes cast against such removal would be sufficient, if voted cumulatively for such director, to elect him or her to the class of directors of which he or she is a member.



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                  (d) Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. All directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  (e) Whenever the holders of any class or series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Company, none of the foregoing provisions of this Section 3.1 shall apply with respect to the director or directors elected by such holders of preferred stock.

         3.2 Notwithstanding any other provisions of law, the Articles or the By-Laws of the Company, the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, this Division C, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors.

         3.3 No Director shall be personally liable for monetary damages as such (except to the extent otherwise provided by law) for any action taken, or any failure to take any action, unless such Director has breached or failed to perform the duties of his or her office under Title 42, Chapter 83, Subchapter F of the Pennsylvania Consolidated Statutes (or any successor statute relating to Directors' standard of care and justifiable reliance); and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

         If the Pennsylvania Consolidated Statutes are amended after May 22, 1987, the date this section received shareholder approval, to further eliminate or limit the personal liability of Directors, then a Director shall not be liable, in addition to the circumstances set forth in this section, to the fullest extent permitted by the Pennsylvania Consolidated Statutes, as so amended.

         The provisions of this section shall not apply to any actions filed prior to January 27, 1987 nor to any breach of performance of duty, or any failure of performance of duty, by any Director occurring prior to January 27, 1987.

                         DIVISION D PROCEDURES RELATING
                        TO CERTAIN BUSINESS COMBINATIONS

         4.1 VOTES REQUIRED; EXCEPTIONS.

                  (a) The affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors (the "Voting Stock"), voting together as a single class, shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) involving a "Related Person" (as hereinafter defined); provided, however, that the 80% voting requirement shall not be applicable if:



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                           (1) The "Continuing Directors" (as hereinafter
                  defined) of the Company by a two-thirds vote have expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person; or

                           (2) both the following conditions are satisfied:

                                    (A) the aggregate amount of the cash and the
                           "Fair Market Value" (as hereinafter defined) of the property, securities and "Other Consideration" (as hereinafter defined) to be received per share by holders of capital stock of the Company in the Business Combination, other than the Related Person, is not less than the "Highest Equivalent Price" (as hereinafter defined) of such shares of capital stock; and

                                    (B) a proxy or information statement
                           describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such requirements, shall have been mailed to all shareholders of the Company. The proxy or information statement shall contain at the front thereof, in a prominent place, the position of the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by the Continuing Directors as to the fairness of the terms of the Business Combination, from the point of view of the holders of the outstanding shares of capital stock of the Company other than any Related Person.

                  (b) Such 80% vote shall in any such instance be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

         4.2 DEFINITIONS. For purposes of this Division D:

                  (a) A "Person" shall mean any individual, partnership, corporation or other entity. As used herein, the pronouns "which" and "it" in relation to Persons which are individuals shall be construed to mean "who" or "whom", "he" or "she", and "him" or "her", as appropriate.

                  (b) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on November 10, 1983 (the term "registrant" in said Rule 12b-2 meaning in this case the Company).

                  (c) The term "Beneficial Owner" (and variations thereof) shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on November 10, 1983; provided, however, that notwithstanding any provision of Rule 13d-3 to the contrary, an entity shall be deemed to be the Beneficial Owner of any share of capital stock of the Company that such entity has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

                  (d) The term "Voting Stock" shall have the meaning set forth at the beginning of Section 4.1(a) of this Division D.



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                  (e) The term "Subsidiary" of any Person shall mean any
         corporation of which a majority of the capital stock entitled to vote for the election of directors is Beneficially Owned by such Person directly or indirectly though other Subsidiaries of such Person.

                  (f) The term "Substantial Part" of the assets of any person shall mean more than 10% of the Fair Market Value, as determined by a two-thirds vote of the Continuing Directors, of the total consolidated assets of such Person and its Subsidiaries as of the end of its most recent fiscal year ended prior to the time the determination is being made.

                  (g) The term "Other Consideration" shall include, without limitation, shares of Common Stock or other capital stock of the Company retained by the holders of such shares in the event of a Business Combination in which the Company is the surviving corporation.

                  (h) The term "Continuing Director" shall mean a director of the Company who is unaffiliated with any Related Person and either (1) was a director of the Company immediately prior to the time the Related Person involved in a Business Combination became a Related Person or
         (2) is a successor to a Continuing Director and is recommended to succeed a continuing Director by a majority of the then Continuing Directors. Where this Division D contains provisions for a determination, recommendation or approval by the Continuing Directors, if there is at any particular relevant time no Continuing Director in office, then such provision shall be deemed to be satisfied if the Board, by a two-thirds vote of the whole Board of Directors, makes or gives such determination, recommendation or approval.

                  (i) The term "Business Combination" shall mean

                           (1) any merger, consolidation or share exchange of
                  the Company or a Subsidiary of the Company with a Related Person, in each case without regard to which entity is the surviving entity;

                           (2) any sale, lease, exchange, transfer or other
                  disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of the Company (including without limitation any voting securities of a Subsidiary of the Company) or a Subsidiary of the Company to or with a Related Person (whether in one transaction or series of transactions), or of all or any Substantial Part of the assets of a Related Person to the Company or a Subsidiary of the Company;

                           (3) the issuance, transfer or delivery of any
                  securities of the Company or a Subsidiary of the Company by the Company or any of its Subsidiaries to a Related Person, or of any securities of a Related Person to the Company or a Subsidiary of the Company (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Company or of the Related Person, as the case may be);

                           (4) any recapitalization, reorganization or
                  reclassification of securities (including any reverse stock split) or other transaction that would have the effect, directly or indirectly, of increasing the voting power of a Related Person;

                           (5) the adoption of any plan or proposal for the
                  liquidation or dissolution of the Company proposed by or on behalf of a Related Person; or



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                           (6) any agreement, plan, contract or other
                  arrangement providing for any of the transactions described in this definition of Business Combination.

                  (j) The term "Related Person" at any particular time shall mean any Person if such Person, its Affiliates, its Associates, and all Persons of which it is an Affiliate or Associate Beneficially Own in the aggregate 10% or more of the outstanding Voting Stock of the Company, and any Affiliate or Associate of any such Person, and any Person of which such Person is an Affiliate or Associate. With respect to any particular Business Combination, the term "Related Person" means the Related Person involved in such Business Combination, any Affiliate or Associate of such Related Person, and any Person of which such Related Person is an Affiliate or Associate. Where in this Division D any reference is made to a transaction involving, or ownership of securities by, a Related Person, it shall mean and include one or more transactions involving different Persons all included within the definition of "Related Person", or ownership of securities by any or all of such Persons. Each Person who is an Affiliate or Associate of a Related Person shall be deemed to have become a Related Person at the earliest time any of such Persons becomes a Related Person.

                  (k) The term "highest Equivalent Price" with respect to shares of capital stock of the Company of any class or series shall mean the following:

                           (1) with respect to shares of Common Stock, the
                  highest price that can be determined to have been paid at any time by a Related Person for any shares of Common Stock; and

                           (2) with respect to any class or series of shares of
                  capital stock other than Common Stock, the higher of the following:

                                    (A) if any shares of such class or series
                           are Beneficially Owned by a Related Person, the highest price that can be determined to have been paid at any time by a Related Person for such shares; or

                                    (B) the amount determined by the Continuing
                           Directors, on whatever basis they believe is appropriate, to be the per share price equivalent of the highest price that can be determined to have been paid at any time by a Related Person for any shares of any other class or series of capital stock of the Company.

In determining the Highest Equivalent Price, all purchases by a Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person. Also, the Highest Equivalent Price shall include any brokerage commissions, transfer taxes, soliciting dealers' fees and other expenses paid by the Related Person with respect to the shares of capital stock of the Company acquired by the Related Person. In the case of any Business Combination with a Related Person, the Continuing Directors by a two-thirds vote shall determine the Highest Equivalent Price for each class and series of capital stock of the Company.

         (l) The term "Fair Market Value" shall mean (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange's consolidated transaction reporting system, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc.


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Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Continuing Directors; and (2) in the case of property other than stock or cash, the fair market value of such property on the date in question as determined by a two-thirds vote of the Continuing Directors.

         4.3 MISCELLANEOUS.

                  (a) The Continuing Directors, by a two-thirds vote, are authorized to determine for purposes of this Division D on the basis of information known to them after reasonable inquiry: (1) whether a Person is a Related Person, (2) the number of shares of Voting Stock Beneficially Owned by any Person, (3) whether a Person is an Affiliate or Associate of another, (4) whether certain assets constitute a Substantial Part of the assets of any Person, (5) the amounts of prices paid, market prices, and other factors relative to fixing the Highest Equivalent Price of shares of capital stock of the Company and (6) the Fair Market Value of property, securities and Other Consideration received in a Business Combination. Any such determination made in good faith shall be binding and conclusive on all parties.

                  (b) Nothing contained in this Division D shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

                  (c) The fact that any Business Combination complies with the conditions set forth in Subsection (a)(2) of Section 4.1 of this Division D shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Company, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

                  (d) Notwithstanding any other provisions of law, the Articles or the By-Laws of the Company, the affirmative vote of the holders of not less than 80% of the voting power of the Voting Stock of the Company, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, this Division D.

SIXTH: Henceforth, these Articles of the Company shall not include any prior documents.


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                  RESOLUTION ADOPTED BY THE BOARD OF DIRECTORS
                 OF EQUITABLE RESOURCES, INC. ON MARCH 21, 1996
                   ESTABLISHING THE SERIES ONE PREFERRED STOCK


         RESOLVED, That pursuant to the authority conferred upon the Board of Directors by Article Fifth, Division A, section 1.1 of the Restated Articles of Incorporation of the Company, as amended, there is hereby established a series of the Preferred Stock of the Company to consist initially of 500,000 shares with the designation and relative rights and preferences thereof to be as follows:

         DESIGNATION. The shares of such series shall be designated as "Series One Preferred Stock." Shares of this series shall be issued pursuant to the exercise of rights to purchase Series One Preferred Stock distributed to the holders of Common Stock, without par value, of the Company (the "Common Stock").

         DIVIDENDS AND DISTRIBUTIONS. Subject to the rights and preferences of the holders of any shares of any series of Preferred Stock ranking senior as to dividends to this Series One Preferred Stock, as such may be established by the Board of Directors, the holders of shares of Series One Preferred Stock, in preference to the holders of Common Stock and shares of stock ranking junior as to dividends to the Series One Preferred Stock, shall be entitled to receive, when and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series One Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of
         (a) $29.50 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends plus 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), paid on the Common Stock at any time during the quarter year immediately preceding the quarter year ending on the day immediately preceding such Quarterly Dividend Payment Date. In the event the Company shall at any time after April 1, 1996 (the "Rights Distribution Date") during any quarter year immediately preceding the quarter year ending on the day immediately preceding a Quarterly Dividend Payment Date (i) declare any dividend on Common Stock payable in shares of Common Stock, or (ii) subdivide the outstanding Common Stock or combine the outstanding Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the amounts to which holders of shares of Series One Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.



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         Dividends shall begin to accrue and be cumulative on outstanding shares of Series One Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series One Preferred Stock, unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series One Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series One Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series One Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

         VOTING RIGHTS. Except as otherwise provided by law, holders of shares of Series One Preferred Stock shall have no voting rights.

         CERTAIN RESTRICTIONS. Whenever quarterly dividends or other dividends or distributions payable on the Series One Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series One Preferred Stock outstanding shall have been paid in full, the Company shall not: (i) declare or pay dividends on, make any distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock; (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or as to assets) with the Series One Preferred Stock, except dividends paid ratably on the Series One Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock; or (iv) purchase or otherwise acquire for consideration any shares of Series One Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series One Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes. The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under this paragraph, purchase or otherwise acquire such shares at such time and in such manner.



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

         REACQUIRED SHARES. Any shares of Series One Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         LIQUIDATION, DISSOLUTION OR WINDING UP. Subject to the rights and preferences of the holders of any shares of any series of Preferred Stock ranking senior as to assets to this Series One Preferred Stock, as such may be established by the Board of Directors, upon any involuntary or voluntary liquidation, dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock unless, prior thereto, the holders of shares of Series One Preferred Stock shall have received an amount per share equal to the Per Share Series One Liquidation Preference. The Per Share Series One Liquidation Preference shall be equal to the sum of (x) $100.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus (y) the Participation Preference. The "Participation Preference" is an amount per each share of Series One Preferred Stock outstanding equal to the product of (A) the Excess Distribution Amount, as hereinafter defined, times (B) a fraction whose numerator is 100 and whose denominator is the sum of (i) the product of 100 times the number of outstanding shares of Series One Preferred Stock, plus (ii) the product of 100 times a fraction whose numerator is the number of outstanding shares of Common Stock and whose denominator is the Adjustment Number; provided, however, if the foregoing computation results in a negative number, then the Participation Preference shall be 0. Following the payment of the full amount of the Series One Liquidation Preference, holders of shares of Common Stock shall receive the remaining assets to be distributed.

         The "Excess Distribution Amount" is an amount equal to the amount available for distribution to shareholders of the Company after payment of all debts and liabilities less the sum of (i) the liquidation preferences in respect of all shares of preferred stock of the Company other than the Series One Preferred Stock, (ii) the product of 100 times the number of outstanding shares of Series One Preferred Stock, and (iii) the product of the number of outstanding shares of Common Stock times a fraction whose numerator is 100 and whose denominator is the Adjustment Number.

         The Adjustment Number shall initially be 100 and shall be subject to adjustment as provided below. In the event the Company shall at any time after the Rights Distribution Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         CONSOLIDATION, MERGER, ETC. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series One Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, or (ii) subdivide the outstanding Common Stock or combine the outstanding Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series One Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         REDEMPTION. The outstanding shares of Series One Preferred Stock may be redeemed at the option of the Board of Directors as a whole, but not in part, at ny time or from time to time, at a cash price per share equal to (i) the product of the Adjustment Number times the Average Market Value, as such term is hereinafter defined, of the Common Stock, plus
         (ii) all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart, without interest; provided, however, that if and whenever any quarter-yearly dividend shall have accrued on the Series One Preferred Stock which has not been paid or declared and a sum sufficient for the payment thereof set apart, the Company may not purchase or otherwise acquire any shares of Series One Preferred Stock unless all shares of such stock at the time outstanding are so purchased or otherwise acquired. The "Average Market Value" is the average of the closing sale prices of the Common Stock during the 30-day period immediately preceding the date before the redemption date on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of Common Stock during such 30-day period on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value of the Common Stock as determined by the Board of Directors in good faith.

         FRACTIONAL SHARES. Series One Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, if applicable, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series One Preferred Stock.


                                       4